Exhibit 10.6

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (this “Amendment”), is made and entered into as of December 21, 2020, between SVF Investment Corp., a Cayman Islands exempted company and blank check company (the “Maker”), and SVF Sponsor LLC, a Delaware limited liability company, or its registered assigns or successors in interest (the “Payee”, together with the Maker, the “Parties”).

RECITALS

WHEREAS, on October 7, 2020, the Maker issued to the Payee a Promissory Note (the “Note”); and

WHEREAS, the Parties desire to amend the Note as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained in this Amendment, and other good and valuable consideration, and intending to be legally bound thereby, the Parties hereby agree as follows:

1.    Section 1 of the Note entitled “Principal” is hereby amended and restated by its entirety as follows:

“Principal. The principal balance of this Note shall be payable by the Maker on the earlier of: (i) March 31, 2021 or (ii) the date on which Maker consummates an initial public offering of its securities. The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.”

2.    Section 3 of the Note entitled “Drawdown Requests” is hereby amended and restated in its entirety as follows:

“Drawdown Requests. Maker and Payee agree that Maker may request up to Three Hundred Thousand Dollars ($300,000) for costs reasonably related to Maker’s initial public offering of its securities. The principal of this Note may be drawn down from time to time prior to the earlier of: (i) March 31, 2021 or (ii) the date on which Maker consummates an initial public offering of its securities, upon written request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than One Thousand Dollars ($1,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than five (5) business day after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is Three Hundred Thousand Dollars ($300,000). No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.”

3.    Electronic Delivery; Counterparts. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto or thereto shall re-execute the original form of this Amendment and deliver such form to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first written above.

SVF INVESTMENT CORP.

/s/ Rajeev Misra
Name: Rajeev Misra
Title: Chairman of the Board and CEO

SVF SPONSOR LLC

/s/ Kokoro Motegi
Name: Kokoro Motegi
Title: Manager